Exhibit 99.1

Preliminary Data From Exploratory Phase II Study Demonstrates Significant

Activity of Droxidopa in Adult Attention Deficit Hyperactivity Disorder (ADHD)

CHARLOTTE, NC, July 26, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced positive top-line results of an investigator-led Phase II clinical study of droxidopa in combination with carbidopa in adults with attention deficit hyperactivity disorder (ADHD).

The single-center, 12-week study enrolled 20 patients diagnosed with adult ADHD. The top-line results showed that droxidopa dramatically improved the patients’ mean score on the adult ADHD Investigator Symptom Rating Scale (AISRS). The AISRS is a standardized, validated rating scale for assessing symptoms of adult ADHD and for measuring response to treatment.

Upon enrollment, patients in the study had a mean AISRS score of 34. After three weeks of open-label droxidopa monotherapy (titration from 200mg-600mg TID), the mean AISRS score decreased by approximately 47% to 19 (p<0.0001). The reduction in AISRS score was maintained with the addition of carbidopa (25mg or 50mg) for another three weeks.

Interpretation of the data in the following two-week double-blind, placebo-controlled withdrawal period of the study is limited due to the small number of patients who continued in the study (5 patients received placebo; 6 patients received the droxidopa/carbidopa combination). Furthermore, as seen in prior studies with a limited washout period, patients withdrawn to placebo after prolonged droxidopa treatment continued to experience therapeutic benefits and no statistically significant difference was observed between treatment and placebo arms at the end of the two-week randomized period. Droxidopa was well tolerated with no serious adverse events observed. The most common adverse events observed throughout both the open-label and double-blind portions of the study were headache (n=5; 25%) and drowsiness (n=5; 25%), both of which were mild.

“This exploratory study showed that droxidopa rapidly improved ADHD symptoms during open-label treatment,” commented Dr. Lenard A. Adler, professor of psychiatry at New York University Langone Medical Center and the study’s lead investigator. “The magnitude of the treatment effect combined with the marked safety and tolerability of the medication is of interest and clearly warrants future study of droxidopa in adult ADHD.”

“While exploratory in nature, this is the first study to demonstrate the potential therapeutic benefits of droxidopa outside its traditional hypotension-related indications and underscores the potential for norepinephrine replacement therapy across a broad range of indications,” stated Dr. Art Hewitt, Chelsea’s Chief Scientific Officer. “We are especially encouraged by the excellent safety data which was not suggestive of meaningful blood pressure elevations in this normotensive patient population. We look forward to working with Dr. Adler to further analyze these exciting results and continuing our work with additional independent investigators to more fully characterize the potential benefit of droxidopa in other norepinephrine related conditions.”

ADHD is a neurobiological disorder characterized by lifelong issues of inattention, distraction, organizational difficulties, forgetfulness, restlessness, and other disruptive behavioral issues. ADHD is the second most common neuropsychiatric disorder affecting 4.4% of the US adult population, or between 8-9 million individuals. As adult ADHD is characterized as a disorder of decreased norepinephrine (NE) activity in the pre-frontal cortex, the NE-increasing effect of droxidopa could help improve ADHD symptoms.

Partial funding for this study was provided by Chelsea Therapeutics.

About droxidopa

Droxidopa, the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com